Exhibit (d)(vi)

June 6, 2023

Resistance Acquisition, Inc.

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of GPC WH FUND LP, a Delaware limited partnership (the “Investor”), subject to the terms and conditions contained in this Agreement, to contribute or cause to be contributed to Resistance Acquisition, Inc., a Delaware corporation (“Parent”), directly or indirectly through one or more equityholders of Investor or otherwise, by way of equity, loans or other instruments or securities, an amount equal to $300,000,000 (such amount, the “GPC Commitment”). Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Resistance Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (such merger and the other transactions contemplated by the Merger Agreement, the “Transaction”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitments. Subject to the terms and conditions set forth herein, the Investor hereby irrevocably commits that, at or prior to the Closing, it shall contribute or cause to be contributed to Parent (directly or indirectly through one or more equityholders of Investor or otherwise) by way of equity, loans or other instruments or securities, the GPC Commitment to (a) permit Parent to fund a portion of the Cash Consideration and any other amounts required to be paid by Parent or Merger Sub, as applicable, at Closing pursuant to the Merger Agreement and (b) pay related fees and expenses of the Company, Parent and Merger Sub required to be paid by Parent and Merger Sub, as applicable, pursuant to the Merger Agreement. The Investor shall not, under any circumstances, be obligated to contribute to, purchase equity of, or otherwise provide funds to, Parent or any other Person by operation of this letter agreement or otherwise in any amount in excess of the GPC Commitment, and this Agreement will not be enforced without giving effect to this sentence. In the event that Parent does not require all of the GPC Commitment in order to consummate the transactions contemplated by the Merger Agreement, then the amount to be funded by the Investor and/or its permitted assignees with respect to the GPC Commitment shall be proportionately reduced so long as the aggregate of such amounts funded by the Investor, together with cash on hand of the Company, are sufficient for Parent or Merger Sub, as applicable, to pay and perform Parent’s or Merger Sub’s, as applicable, obligations with respect to payment of (i) the Cash Consideration and any other amounts required to be paid by Parent or Merger Sub, as applicable, at Closing pursuant to the Merger Agreement and (ii) pay related fees and expenses of the Company, Parent and Merger Sub required to be paid by Parent and Merger Sub, as applicable, pursuant to the Merger Agreement. Subject to Section 6 hereof, the Investor shall be entitled to assign a portion of the GPC Commitment to one or more Persons; provided, however, that the amount required to be funded by the Investor with respect to the GPC Commitment will only be reduced by the amount actually contributed by such assignees to Investor.

2. Conditions. The Investor’s obligation to fund the GPC Commitment shall be subject to (a) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 6.1 and Section 6.2 of the Merger Agreement (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing by any party, but subject to the satisfaction or waiver of such conditions at the Closing), (b) the substantially contemporaneous funding of the Debt Financing (including any Alternative Debt Financing that has been obtained in accordance with Section 5.20 of the Merger Agreement) in accordance with the terms thereof and (c) the substantially simultaneous consummation of the Transaction in accordance with the terms of the Merger Agreement.

3. Limited Guarantee. Concurrently with the execution and delivery of this Agreement, the Investor is executing and delivering to the Company a guarantee related to certain of Parent’s obligations under the Merger Agreement (the “Limited Guarantee”).

4. Parties in Interest; Third Party Beneficiary. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause any party hereto to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary of this Agreement solely for the purposes of the enforcement rights provided in clause (ii) of Section 5 below and no others. For the avoidance of doubt, other than as set forth in this Section 4 and clause (ii) of Section 5 below, in no event shall the Company or any of the Company’s Affiliates or equityholders, or any Person claiming by, through or on behalf of any of them, be entitled to rely on or enforce the terms of this letter agreement.

5. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Investor and/or (ii) the Company pursuant to an action of specific performance to enforce the obligations of the Investor hereunder, solely to the extent that the requirements for Parent’s obligation to draw down the full proceeds of the GPC Commitment in accordance with (and subject to the requirements of) the terms and conditions of Section 8.12(b) of the Merger Agreement are satisfied, and subject to the express terms, conditions and limitations herein and in the Merger Agreement, including that all of the conditions to funding in Section 2 are satisfied.

6. No Modification; Entire Agreement; Assignment. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Investor and the Company. Together with the Merger Agreement, the Limited Guarantee, the CVR Agreement, the Subscription Agreement, the Support Agreements and the Confidential Disclosure Agreements, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor, or any of its Affiliates, on the one hand, and Parent or any of its Affiliates (other than the Investor), on the other hand, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 hereof, no transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of the other party hereto. Any transfer in violation of the preceding sentence shall be null and void.

7. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8. Jurisdiction; Waiver of Jury Trial.

a. Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided, that, each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

b. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9. Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

10. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent solely in connection with the Transaction and, subject to the remainder of this Section 10, may not be shared by the Company or Parent with any other Person. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by the Company or Parent, except with the prior written consent of the Investor; provided, that no such written consent is required for any disclosure of the existence or terms of this Agreement (a) to any of the officers, directors and employees of the Company and, legal, financial and accounting advisors of the Company, in each instance of this clause (a) who reasonably need to know such information and are directed to keep such information confidential on the terms contained in this Section 10, (b) if and to the extent required by the Company to enforce this Agreement in the event of the breach of this Agreement by the Investor, or (c) if and to the extent required by applicable Law or Governmental Body (including the Nasdaq or the SEC).

11. Termination. The obligations of the Investor under this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing (at which time all such obligations shall be discharged), (b) the termination of the Merger Agreement, (c) the receipt by the Company of the Parent Termination Fee, (d) the Company or any Person claiming by, through or for the benefit of the Company, asserting in writing a claim against the Investor or any Non-Recourse Party (as defined in the Limited Guarantee) under or in connection with the Merger Agreement, the Limited Guarantee or this Agreement or the transactions contemplated hereby or thereby, other than the Company asserting any Retained Claim (as defined in the Limited Guarantee) against certain Non-Recourse Parties against which such Retained Claim may be asserted pursuant to and in accordance with Section 9 of the Limited Guarantee, or (e) the occurrence of any event which, by the terms of the Limited Guarantee, is an event that terminates the Investor’s obligations or liabilities under the Limited Guarantee. Upon any such termination of this Agreement, Parent and the Company shall each have no further rights hereunder and the Investor, Parent, Merger Sub or any of their respective Affiliates shall have no liabilities or obligations hereunder or otherwise in connection with or related to this Agreement and any obligations hereunder will terminate and none of the parties hereto will have any liability whatsoever to any Person (except that the provisions of this Section 11 and Sections 7, 8 and 10 shall survive).

12. Representations and Warranties. The Investor hereby represents and warrants to Parent that (a) it has all applicable organizational power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it (i) has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it and (ii) no further actions or proceedings on the part of the Investor are necessary for the execution and delivery of this Agreement and the performance by the Investor of any of its obligations hereunder, (c) this Agreement has been duly and validly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable against it in accordance with the terms of this Agreement, (d) the GPC Commitment is less than the maximum amount that the Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) the Investor has as of the date hereof, and at the Closing will have, sufficient uncalled capital commitments or otherwise has available funds that will at all times be sufficient to satisfy the GPC Commitment plus the aggregate amount of all other commitments and obligations it currently has outstanding, and (f) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of the Investor, (ii) violate any applicable law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Investor is a party.

13. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this letter agreement are agreed to be severable; provided, however, that this Agreement may not be enforced without giving effect to Sections 1, 2, 5 and 11 of this Agreement.

[Remainder of Page Intentionally Left Blank]

Sincerely,

GPC WH FUND LP

	By:	BFLEXION International GP LLC, its General Partner

	By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Manager

	By:	/s/ Adam Dilluvio
	Name:	Adam Dilluvio
	Title:	Secretary and Treasurer

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to, acknowledged and accepted:

RESISTANCE ACQUISITION, INC.

By:	/s/ Adam Dilluvio
Name:	Adam Dilluvio
Title:	Secretary and Treasurer

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to, acknowledged and accepted:

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Evan Loh, M.D.
Name:	Evan Loh, M.D.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]